As filed with the Securities and Exchange Commission on November 12, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EAGLE MATERIALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2520779
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219

(Address of Principal Executive Offices, including Zip Code)

EAGLE MATERIALS INC. INCENTIVE PLAN

(Full Title of the Plan)

James H. Graass, Esq.

Executive Vice President, General Counsel and Secretary

Eagle Materials Inc.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219

(Name and Address of Agent for Service)

(214) 432-2000

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Geoffrey L. Newton, Esq.

Baker Botts L.L.P

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (3)	3,000,000	$25.32	$75,960,000.00	$4,238.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that may become issuable under the Eagle Materials Inc. Incentive Plan by reason of any adjustment resulting from any stock dividend, stock split, recapitalization or other similar transaction with respect to these shares.

(2)	Estimated solely for the purpose of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 5, 2009.

(3)	Includes the associated rights to purchase preferred stock.

EXPLANATORY NOTE

This Registration Statement is being filed, in accordance with General Instruction E to Form S-8, to register up to 3,000,000 additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Eagle Materials Inc. (the “Company”) to be offered pursuant to the Eagle Materials Inc. Incentive Plan (the “Incentive Plan”). We previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-54102) relating to the Incentive Plan (which was formerly known and described in such registration statement as the Centex Construction Products, Inc. 2000 Stock Option Plan) on January 22, 2001 and a registration statement on Form S-8 (File No. 33-82820) relating to a predecessor to the Incentive Plan (the Centex Construction Products, Inc. Stock Option Plan) on August 16, 1994 (collectively, the “Prior Registration Statements”). Except as amended or supplemented by the information set forth herein, the contents of the Prior Registration Statements are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the SEC are incorporated herein by reference:

1.	our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC on May 27, 2009;

2.	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on July 24, 2009;

3.	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 9, 2009;

4.	our Current Reports on Form 8-K, as filed with the SEC on April 1, 2009, April 23, 2009, May 5, 2009, May 11, 2009, May 22, 2009, July 23, 2009, August 10, 2009, August 25, 2009, September 15, 2009 and October 22, 2009;

5.	the description of our Common Stock contained in our Amended Registration Statement on Form 8-A/A, as filed with the SEC on April 11, 2006; and

6.	the description of the preferred stock purchase rights associated with our Common Stock contained in our Amended Registration Statement on Form 8-A/A, as filed with the SEC on April 11, 2006.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the validity of the securities that may be issued under the Incentive Plan is given by James H. Graass, Executive Vice President, General Counsel and Secretary for the Company. Mr. Graass is employed by the Company, owns shares of the Company’s Common Stock and is eligible to participate in, and has received awards under, the Incentive Plan. In particular, as of November 6, 2009, Mr. Graass beneficially owned an aggregate of 355,489 shares of Common Stock, which include 340,245 shares that he has the right to acquire upon the exercise of options granted under the Incentive Plan. For additional information regarding the beneficial ownership of shares of Common Stock by Mr. Graass, please see the documents incorporated by reference into this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporate Law

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

The Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this provision by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

The Certificate of Incorporation also provides that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with such an action, suit or proceeding, and such right of indemnification shall continue with respect to such a person who has ceased to be such a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The rights described in the immediately preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Section 145(b) of the DGCL in the case of actions, suits or proceedings by or in the right of the Company and to the fullest extent permitted by Section 145(a) of the DGCL in the case of all other actions, suits or proceedings. The Certificate of Incorporation also contains certain provisions regarding advancement of expenses.

Bylaws

The Amended and Restated Bylaws of the Company, as amended (the “Bylaws”) of the Company provide that the Company shall indemnify, and advance expenses (including all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative) to, each person who is, or is threatened to be made, a witness in or a party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding by reason of his or her status as (i) an individual who is or was a director or officer of the Company, (ii) an individual who is an employee or agent of the Company (who is not also director or officer of the Company), if the Board of Directors adopts a resolution that specifically states that such employee or agent shall be entitled to the benefits of this provision to the same extent as if he were an officer or director, or (iii) an individual identified in clause (i) or (ii) above who is serving at the request of the Company as a director, officer or administrator of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by applicable law. The rights of an indemnified person provided under the preceding sentence include, but are not limited to, the right to be indemnified to the fullest extent permitted by §145(b) of the DGCL in the case of any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, by or in the right of the Company and to the fullest extent permitted by §145(a) of the DGCL in the case of all other proceedings. The Bylaws also contain certain provisions regarding advancement of expenses and other provisions designed to facilitate receipt of such benefits by any such persons.

Indemnification Agreements

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its directors pursuant to which it will indemnify each director against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons are indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors in connection with any such suit or proceeding.

Insurance

The Company has obtained a directors’ and officers’ liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the Company, including liabilities arising under the Securities Act of 1933.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of Eagle Materials Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on April 11, 2006).

4.2	Amended and Restated Bylaws of Eagle Materials Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed with the SEC on May 29, 2007), as amended by the Amendment to Amended and Restated Bylaws of Eagle Materials Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 24, 2008).

4.3	Amended and Restated Rights Agreement, dated as of April 11, 2006 between Eagle Materials Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to the Company’s Amended Registration Statement on Form 8-A/A, as filed with the SEC on April 11, 2006).

4.4	Eagle Materials Inc. Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on August 10, 2009).

5.1	Opinion of James H. Graass as to legality of securities being registered.

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included in signature page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas as of November 12, 2009.

EAGLE MATERIALS INC.

By:	/s/ STEVEN R. ROWLEY
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes each of Steven R. Rowley and James H. Graass to execute in the name of such person who is then an officer or director of the Company, and to sign and file any and all amendments (including post-effective amendments) to this Registration Statement and to take all such other actions in connection therewith as are necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the offering and sale of the securities that are the subject of this Registration Statement, which amendments may make such changes to such Registration Statement as such attorney may deem appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of the respective dates set forth below.

Signature	Capacity	Date

/s/ STEVEN R. ROWLEY Steven R. Rowley	President, Chief Executive Officer and Director (Principal Executive Officer)	November 11, 2009

/s/ D. CRAIG KESLER D. Craig Kesler	Executive Vice President – Finance and Administration and Chief Financial Officer (Principal Financial Officer)	November 11, 2009

/s/ F. WILLIAM BARNETT F. William Barnett	Director	November 11, 2009

/s/ ROBERT L. CLARKE Robert L. Clarke	Director	November 11, 2009

/s/ LAURENCE E. HIRSCH Laurence E. Hirsch	Director	November 11, 2009

Signature	Capacity	Date

/s/ FRANK W. MARESH Frank W. Maresh	Director	November 11, 2009

/s/ MICHAEL R. NICOLAIS Michael R. Nicolais	Director	November 11, 2009

/s/ DAVID W. QUINN David W. Quinn	Director	November 11, 2009

/s/ RICHARD R. STEWART Richard R. Stewart	Director	November 11, 2009

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of Eagle Materials Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on April 11, 2006).

4.2	Amended and Restated Bylaws of Eagle Materials Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed with the SEC on May 29, 2007), as amended by the Amendment to Amended and Restated Bylaws of Eagle Materials Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on November 24, 2008).

4.3	Amended and Restated Rights Agreement, dated as of April 11, 2006 between Eagle Materials Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to the Company’s Amended Registration Statement on Form 8-A/A, as filed with the SEC on April 11, 2006).

4.4	Eagle Materials Inc. Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on August 10, 2009).

5.1	Opinion of James H. Graass as to legality of securities being registered.

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included in signature page of this Registration Statement).